Exhibit 4.21.1

SCHEDULE OF OPERATING AGREEMENTS AMONG CERTAIN PRC SUBSIDIARY OF FANG

HOLDING LIMITED, A CONSOLIDATED CONTROLLED ENTITY AND SHAREHOLDERS OF

THE CONSOLIDATED CONTROLLED ENTITY

	Date of Agreement	Subsidiary of Fang Holdings Limited	Shareholder of Consolidated Controlled Entity	Consolidated Controlled Entity	Shareholder’s Equity Interest in Consolidated Controlled Entity

1.	December 20, 2015	Jia Tian Xia Network Technology Co., Ltd.	Tianquan Mo Jiangong Dai	Beijing Jia Tian Xia Advertising Co., Ltd.	80 20	% %

2.	December 20, 2015	Jia Tian Xia Network Technology Co., Ltd.	Tianquan Mo	Beijing Hua Ju Tian Xia Network Technology Co., Ltd.	100%

3.	December 20, 2015	Jia Tian Xia Network Technology Co., Ltd.	Tianquan Mo Jiangong Dai	Beijing SouFun Internet Information Service Co., Ltd.	80 20	% %

4.	May 15, 2018	Beijing Tuo Shi Huan Yu Network Technology Co., Ltd.	Tianquan Mo Jiangong Dai	Beijing Century Jia Tian Xia Technology Development Co., Ltd.	80 20	% %

5.	December 20, 2015	Jia Tian Xia Network Technology Co., Ltd.	Tianquan Mo Jiangong Dai	Beijing Li Tian Rong Ze Technology Development Co., Ltd.	80 20	% %

6.	May 15, 2018	Beijing Tuo Shi Huan Yu Network Technology Co., Ltd.	Tianquan Mo Jiangong Dai	Beijing SouFun Science and Technology Development Co., Ltd.	80 20	% %

7.	May 15, 2018	Beijing Tuo Shi Huan Yu Network Technology Co., Ltd.	Tianquan Mo Jiangong Dai	Beijing Yi Ran Ju Ke Technology Development Co., Ltd.	80 20	% %

8.	May 15, 2018	Beijing Tuo Shi Huan Yu Network Technology Co., Ltd.	Tianquan Mo Jiangong Dai Beijing Century Jia Tian Xia Technology Development Co., Ltd.	Shanghai Century Jia Tian Xia Technology Development Co., Ltd.	1.6 0.4 98	% % %

9.	May 15, 2018	Beijing Tuo Shi Huan Yu Network Technology Co., Ltd.	Tianquan Mo Jiangong Dai	Shanghai China Index Consultancy Co., Ltd.	80 20	% %

10.	December 30, 2016	Beijing SouFun Network Technology Co., Ltd.	Tianquan Mo Jiangong Dai	Beijing Gu Tian Xia Information Co., Ltd.	96.875 3.125	% %